                                                                     EXHIBIT 4.2


                                     FORM OF

                             SUBSCRIPTION AGREEMENT

         HADRON, INC., a New York corporation (the "Company"), hereby issues and sells to _________________ ("Investor"), and Investor hereby purchases and pays for, ___________________ (_____) units (the "Units"), each consisting of one share of the restricted Common Stock, par value $0.02 per share, of the Company (the "Shares") and one warrant to purchase one share of restricted Common Stock of the Company for $0.75 per share for five (5) years from the date of this agreement. The purchase price for each Unit is $0.75. Payment of the purchase price for the Shares has been made by the Investor by delivery to the Company in conjunction with the execution of this Agreement by wire transfer or otherwise as the Company and the Investor have agreed, of __________________ ($_________).

         Investor represents and warrants that:

         (a) the Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws;

         (b) the Investor is acquiring the Shares for the Investor's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that the Investor will not distribute any of the Shares in violation of the Securities Act;

         (c) the Investor (i) acknowledges that the Shares must be held indefinitely by the Investor unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of Shares made pursuant to Rule 144 under the Securities Act, when such Rule becomes available, may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) is aware that Rule 144 is not currently available for use by the Investor for resale of any of the Shares;

         (d) the Investor is an "accredited investor" as defined within Rule 501 promulgated under the Securities Act by virtue of the Investor being one or more of the following (check all that apply):

         ___ a corporation or partnership with total assets in excess of $5,000,000 which was not formed for the specific purpose of acquiring the Shares

         ___ a natural person whose individual net worth, or joint net worth with the Investor's spouse, on the date hereof, exceeds $1,000,000

         ___ a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the Investor's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same level of income in the current year

         ___ a member of the Board of Directors or an officer of the Company

         ___ an entity in which all of the equity owners are accredited investors

         (e) the Investor has such knowledge and experience in financial and business matters such that the Investor is capable of evaluating the merits and risks of the Investor's investment in the Shares;

         (f) the Investor confirms that the Company has made available to the Investor the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Investor's investment in the Shares, and the Investor has received to such Investor's satisfaction such additional information about the Company's operations and prospects as such Investor has requested;

         (g) the Investor agrees that the Investor will not sell or otherwise transfer or dispose of Shares or any interest therein unless such Shares have been registered under the Securities Act or may be sold or transferred in reliance on an exemption from such registration; and

         (h) the Investor agrees that the certificates or instruments representing the Shares and Warrants to be acquired by the Investor may contain a restrictive legend noting the restrictions on transfer described herein and required by federal and applicable state securities laws, and that appropriate "stop-transfer" instructions may be given to the Company's transfer agent, if any, provided that this paragraph (h) shall no longer be applicable to any Shares following their transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if an opinion of counsel reasonably satisfactory to the Company is to the effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.


HADRON, INC.                                INVESTOR

By:  ______________________________         ____________________________________
Name:  Jon M. Stout                         Printed Name:  _____________________
Title: President & CEO                      S.S. or T.I.N.  ____________________



Dated: August 11, 2000






                                       2